Exhibit 10.1

John B. (Jack) Benton Independent Consultant Agreement

Independent Consultant Agreement (the “Agreement”) made and entered into as of October 3, 2006 by and between John B. (Jack) Benton (“Consultant”), and eFunds Corporation, a Delaware corporation (the “Company”).

WHEREAS, Consultant currently serves as the Company’s Executive Vice President, Strategic Advisor;

WHEREAS, Consultant expects to retire from further employment with the Company on December 31, 2006 (the “Retirement Date”); and

WHEREAS, the Company wishes to retain Consultant as a senior strategic consultant following the Retirement Date;

WHEREAS, in such capacity Consultant would consult with the Company’s Chief Executive Officer (the “CEO”) and other members of its executive leadership team on various matters such as merger and acquisition activities, the development of the Company’s consulting business, the creation and the implementation of Company’s strategic plans and initiatives and other like items; and

WHEREAS, Consultant has agreed to perform such duties in accordance with the terms of this Agreement.

NOW, THEREFORE in consideration of the foregoing and the covenants and conditions hereinafter set forth, the Company and Consultant hereby agree as follows:

1. Services

During the term of this Agreement, Consultant shall provide consulting services to the Company consistent with the duties described above, as the same may be more specifically defined from time to time by the CEO.

2. Hours of Service

(a) It is expected that Contractor shall provide services to the Company as requested by the CEO. Services shall generally be rendered at the principal executive offices of the Company in Scottsdale, Arizona or via participation in teleconferences. The Company shall maintain an executive office available for use by Consultant at its headquarters facility in Scottsdale, Arizona during the term of this Agreement and Consultant shall be provided with a “no escort required” contractor security badge.

(b) Under no circumstances may the required level of support exceed 40 hours per week or require extensive levels of travel. Consultant shall not be required to perform services on weekends or holidays and shall be entitled to at least eight weeks of vacation per year.

3. Term

(a) The initial term of this Agreement shall commence on January 1, 2007 (the “Start Date”) and shall expire on December 31, 2007. Following the expiration of this initial term, this Agreement may be extended for successive one month renewal terms by mutual agreement of the parties.

(b) Consultant may terminate this Agreement at any time for convenience. If this Agreement is so terminated, the Company shall pay Consultant any fees Consultant may have earned prior to such termination.

4. Payment for Services

(a) The Company shall pay Consultant $25,000 per month for the services to be performed by Consultant pursuant to this Agreement, such amount to be paid within 30 days of the end of each month during the term. The Company shall also reimburse Consultant for any reasonable out-of-pocket expenses incurred by Consultant in performing services hereunder at a location that is more than 50 miles from Consultant’s residence in Redondo Beach, California (including at the Company’s Scottsdale facility), including travel and entertainment expenses incurred in accordance with the Company’s executive travel policies. Out of pocket expenses of $25 or more will be supported by receipts. The Company’s obligation to reimburse Consultant for any proper out of pocket expenses incurred prior to any termination of this Agreement shall survive such termination.

(b) Consultant shall also receive a supplemental payment equal to the bonus Consultant would have received in respect of the Company’s fiscal year ending on the Retirement Date had Consultant remained in the continuous employ of the Company through the date in 2007 that bonuses are generally paid to the Company’s U.S. associates and his individual bonus multiplier been one. This supplemental payment shall be made as close as administratively feasible to such bonus payment date.

5. Confidentiality and Ownership

(a) Consultant recognizes and acknowledges that the Company possesses certain confidential information that constitutes a valuable, special and unique asset. As used herein, the term “confidential information” includes all information and materials belonging to, used by, or in the possession of the Company relating to its products, processes, services, technology, inventions, patents, ideas, contracts, financial information, developments, business strategies, pricing, current and prospective customers, marketing plans and trade secrets of every kind and character, but shall not include (a) information that was already within the public domain at the time the information is acquired by Consultant or (b) information that subsequently becomes public through no wrongful act or omission of Consultant. Consultant agrees that all of the confidential information is and shall continue to be the exclusive property of the Company, whether or not disclosed to Consultant. Consultant agrees to take all reasonable precautions to safeguard the confidentiality of such information.

(b) All information, inventions and data, regardless of form, generated by Consultant in the performance of services under this Agreement is created as a work for hire and will be the sole property of the Company. In the event that the copyright or other intellectual property right in any data, inventions or information generated by Consultant in the performance of services under this Agreement does not automatically vest in the Company by law, Consultant hereby agrees to, and hereby does, assign to the Company all right, title and interest, worldwide, in and to such copyright or other intellectual property. Consultant further agrees that he will, at the expense of the Company for any out of pocket expenses incurred by Consultant in so doing, provide any reasonable assistance required by the Company in order to enable it to perfect such rights. Consultant agrees not to challenge the Company’s ownership of any such rights and not to take any position that is adverse to the Company’s interests therein.

(c) In connection with any patentable inventions conceived or first actually reduced to practice in connection with this Agreement, Consultant will, at the expense of the Company for Consultant’s out of pocket expenses in rendering such assistance, furnish the Company with such information and assistance as is reasonably sufficient to enable the Company to file and prosecute patent applications thereon and will execute all documents incident to such filing and prosecution or necessary to vest the full right and title therein in the Company.

6. Return of Material

Consultant agrees that upon termination of this Agreement, Consultant will return to the Company all drawings, blueprints, notes, memoranda, specifications, designs, writings, software, devices, documents and any other material containing or disclosing any confidential or proprietary information of the Company. Consultant will not retain any such materials. The Company agrees that upon any termination of this Agreement, the Company will return to Consultant any materials and information in its possession which belong to Consultant and that it will not retain any copies of such materials.

7. Warranties

Consultant warrants that:

(a) Consultant’s agreement to perform services pursuant to this Agreement does not violate any agreement or obligation between Consultant and a third party;

(b) Any work product delivered to the Company by Consultant will not infringe any copyright, patent, trade secret or other proprietary right held by any third party; and

(c) The services provided by Consultant hereunder shall be performed in a professional and workmanlike manner.

8. Relationship of Parties

Consultant is an independent contractor to the Company. Nothing in this Agreement shall be construed as creating an employer-employee relationship or as a guarantee or promise, express or implied, of future employment. Consultant agrees to be responsible for any and all taxes owing to any governmental authority in respect of amounts paid to Consultant hereunder. Consultant shall not be eligible to participate in any benefit plans offered by the Company to its employees, including without limitation its health, welfare, incentive, PTO and retirement plans (other than as a COBRA recipient).

The Company agrees to indemnify Consultant from and against any claims by third parties resulting from the performance of services hereunder as and to the same extent indemnification is available to its executive officers. The provisions of this paragraph shall survive any termination of this Agreement.

9. Non-Competition; Non — Solicitation

(a) As an essential inducement to the Company to enter into this Agreement, and as consideration for the promises of the Company contained herein, Consultant agrees that during the term of this Agreement and for one year thereafter (the “Transition Period”), he will not:

(i)	Control or own (directly or indirectly) more than two percent of the outstanding capital stock of or other equity interest in any “Competitor;” or

(ii)	Serve as an officer, member, director, contractor, agent, consultant, advisor or employee of or to any Competitor wherever located.

(iii)	As used herein, “Competitor” shall mean any entity for which a substantial portion of its business consists of (i) processing debit, prepaid, ATM, ACH or EBT transactions or providing software that allows others to process such transactions, (ii) providing data-based risk management products and services, (iii) managing networks of ATMs or (iv) providing business process outsourcing services (such as IT consulting, call center support, data entry activity or accounts receivable payable processing). Without limiting the generality of the foregoing, “Competitors” shall include Equifax, Experian, TransUnion, First Data Corporation (including Primary Payment Systems and STAR), M&I/Metavante, EDS, Certegy, FiServ, VISA, MasterCard, Transaction System Architects and Total System Services (and any of their respective subsidiaries which engage in any of the foregoing activities as a substantial portion of their business).

(b) Consultant agrees that during the Transition Period Consultant will not participate in any way in the solicitation for employment or hiring by Consultant or by a third party of any person who is then employed by the Company or any of its subsidiaries or who was so employed within 90 days of the date of any such solicitation.

(c) Consultant and the Company agree that the CEO may waive the application of the provisions of this Section 9. Any such waiver must be approved in advance after disclosure to the CEO of all relevant facts and circumstances.

(d) Consultant agrees that a breach by him of any of the terms of this Section 9 will cause great and irreparable injury and damage to the Company and that the Company shall have a right to equitable relief, including, but not limited to, a temporary restraining order, preliminary injunction, permanent injunction and/or order of specific performance, as a remedy to enforce this Section 9 or prevent a threatened or potential breach of this Section 9 by Consultant. In addition, the Company will be immediately relieved of any further payment obligations under Section 4 if Consultant should breach this Section 9.

10. Miscellaneous

(a) Attorneys’ Fees. Should either party hereto resort to legal proceedings in connection with this Agreement, the party prevailing in such legal proceedings shall be entitled, in addition to such other relief as may be granted, to recover from the non-prevailing party the reasonable attorneys’ fees and costs incurred by it in pursuing or defending such legal proceedings.

(b) Governing Law; No Assignment. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its conflict of law principles. The services to be performed by Consultant hereunder are personal in nature and he may not assign this Agreement to any third party or delegate his duties hereunder.

(c) Entire Agreement. This Agreement contains the entire agreement and understanding between the parties hereto and supersedes any prior or contemporaneous written or oral agreements, representations and warranties between them respecting the subject matter hereof.

(d) Amendment. This Agreement may be amended only by a writing signed by Consultant and by a duly authorized representative of the Company.

(e) Severability. If any term, provision, covenant or condition of this Agreement, or the application thereof to any person, place or circumstance, shall be held to be invalid, unenforceable or void, the remainder of this Agreement and such term, provision, covenant or condition as applied to other persons, places and circumstances shall remain in full force and effect.

(f) Construction. The headings and captions of this Agreement are provided for convenience only and are intended to have no effect in construing or interpreting this Agreement. The language in all parts of this Agreement shall be in all cases construed according to its fair meaning and not strictly for or against either party.

(g) Rights Cumulative. The rights and remedies provided by this Agreement are cumulative, and the exercise of any given right or remedy by either party hereto shall not preclude or waive its right to exercise any or all of its other rights and remedies.

(h) Nonwaiver. No failure or neglect of either party hereto in any instance to exercise any right, power or privilege hereunder or under law shall constitute a waiver of any other right, power or privilege or of the same right, power or privilege in any other instance. All waivers by either party hereto must be contained in a written instrument signed by the party to be charged with such waiver and, in the case of the Company, by an officer of the Company or other person duly authorized by the Company.

(i) Notices. Any notice, request, consent or approval required or permitted to be given under this Agreement or pursuant to law shall be sufficient if given in writing, and if and when sent by certified or registered mail, with postage prepaid, to Consultant’s residence (as noted below), or to the Company’s principal office in Scottsdale, as the case may be.

(j) Existing Equity Awards. The parties agree that the termination of Consultant’s employment with the Company shall constitute the “Approved Retirement” of Consultant under those certain option agreements, dated January 30, 2004 (40,000 shares @ $17.37 per share), and January 20, 2005 (10,000 shares @ $21.45 per share) and those certain restricted stock unit award agreements dated January 30, 2004 (10,000 units) and January 20, 2005 (1,500 units).

(k) Existing Agreements. If Consultant shall remain employed by the Company through the Retirement Date, this Agreement shall, without further action of the parties, become effective on the Start Date. In such an event, this Agreement shall, as of the Start Date, supersede and replace that certain Executive Transition Assistance Agreement, dated January 30, 2004, and that certain Change in Control Agreement of even date therewith (collectively with the Transition Assistance Agreement, the “Prior Agreements”) and upon the effectiveness of this Agreement, the Prior Agreements shall be wholly null and void. If Consultant does not remain in the employ of the Company through the Retirement Date, this Agreement shall not become effective and shall be of no further force and effect immediately upon the cessation of Consultant’s employment by the Company.

(l) Death or Disability. This Agreement shall automatically terminate upon the death or permanent disability of the Consultant and no further payments shall be owing hereunder from and after the date of any such event.

(m) Disputes. EACH PARTY, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AS TO ANY ISSUE RELATING HERETO IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER MATTER INVOLVING THE PARTIES HERETO.

Consultant:
By: /s/ John B. (Jack) Benton
(Signature)
Name: John B. Benton
eFunds Corporation	(Print)
By: /s/ Paul F. Walsh	Social Security #
Title: Chairman & CEO	—
Address: